EXHIBIT 10.23
SUMMARY OF
COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS
     Non-employee directors of Craft Brewers Alliance, Inc. currently receive stock-based and cash compensation for their service on the board of directors as follows:
Stock-based Compensation:
     Each non-employee director, other than directors designated by Anheuser-Busch, Inc., receives an annual grant of 3,000 shares of common stock of Craft Brewers Alliance, Inc. upon election to the board of directors at the Annual Meeting of Shareholders.
Cash Compensation:
     Each non-employee director is entitled to receive an annual cash retainer of $20,000, paid quarterly.
     The Chair of the Audit Committee is entitled to receive additional annual compensation of $15,000, while each other member of the Audit Committee is entitled to receive additional annual compensation of $4,000. The Chairs of each of the Nominating and Governance, Compensation, and Strategic Planning Committees are entitled to receive additional annual compensation of $10,000, while all other committee members are entitled to receive additional annual compensation of $2,000 for each committee position. Committee compensation is paid quarterly.